RULE 18f-3 CLOSED-END FUND MULTI-CLASS PLAN

COLUMBIA CREDIT INCOME OPPORTUNITIES FUND

I.	Introduction.

Consistent with Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Rule 18f-3 Closed-End Fund Multi-Class Plan (“Plan”) sets forth the methods for allocating fees and expenses among the classes of shares (“Shares”) in Columbia Credit Income Opportunities Fund (the “Fund”). Among other things, this Plan identifies expenses that may be allocated to a particular class of Shares to the extent that they are actually incurred in a different amount by the class or relate to a different kind or degree of services provided to the class. In addition, this Plan sets forth the maximum initial sales charges (or “loads”), contingent deferred sales charges, maximum distribution fees, maximum shareholder servicing fees, maximum shareholder administration fees, conversion features, other shareholder policies and services and transfer agency fees, if any, applicable or allocated to each class of Shares of the Fund.

The Fund is a closed-end investment company registered under the 1940 Act, the Shares of which are registered on Form N-2 under the Securities Act of 1933. Although Rule 18f-3 applies only to open-end investment companies, the Fund relies on relief granted by the Securities and Exchange Commission1 permitting the Fund to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges so long as the Fund complies with the provisions of certain rules under the 1940 Act as if they apply to closed-end investment companies, including Rule 18f-3. The Fund offers multiple classes of Shares consistent with the provisions of Rule 18f-3 and this Plan. The Fund is authorized to issue shares of such classes described below as Columbia Management Investment Distributors, Inc. may from time to time determine.

II.	Allocation of Expenses.

1.

Except as otherwise set forth herein or as may from time to time be specifically approved by the board of trustees of the Fund (the “Trustees”), all expenses of each Fund shall be allocated proportionately among the classes of such Fund pro rata based on the relative net assets of each class. Consistent with Rule 18f-3, the Fund shall allocate to each class of Shares any fees and expenses incurred by the Fund in connection with the distribution and/or the provision of shareholder services to

1 Columbia Credit Income Opportunities Fund and Columbia Management Investment Advisers, LLC, Investment Co. Rel. Nos. 35498 (March 14, 2025) (notice) and 35526 (April 9, 2025) (order)

holders of such class of Shares under any distribution plan, shareholder servicing plan and/or plan administration agreement (a “Distribution/Shareholder Servicing Plan”).

2.

In addition, consistent with Rule 18f-3, the Fund may allocate to a particular class of Shares the following fees and expenses, if any, but only to the extent they relate to (as defined below) the particular class of Shares:

(i)	transfer agency fees and expenses identified by the Fund’s transfer agent or officers as being fees and expenses that relate to such class of Shares (see paragraph 4 below);

(ii)

printing and postage expenses of preparing and distributing materials such as shareholder reports, prospectuses, reports and proxies to current shareholders of such class of Shares or to regulatory agencies that relate to such class of Shares;

(iii)	blue sky registration or qualification fees that relate to such class of Shares;

(iv)	Securities and Exchange Commission registration fees that relate to such class of Shares;

(v)

expenses of administrative personnel and services (including, but not limited to, those of a portfolio accountant, custodian or dividend paying agent charged with calculating net asset values and determining or paying distributions) as required to support the shareholders of such class of Shares;

(vi)	litigation or other legal expenses that relate to such class of Shares;

(vii)	fees of the Trustees of the Fund incurred as a result of issues that relate to such class of Shares;

(viii)	independent accountants’ fees that relate to such class of Shares; and

(ix)	any other fees and expenses that relate to such class of Shares.

Notwithstanding the foregoing, the Fund may not allocate advisory or custodial fees or other expenses related to the management of the Fund’s assets to a particular class, except that the Fund may cause a class to pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions, if any, in the advisory contract of the Fund to the different investment performance of each class.

3.

For all purposes under this Plan, fees and expenses “that relate to” a class of Shares are those fees and expenses that are actually incurred in a different amount by the class or that relate to a different kind or degree of services provided to the class. The officers of the Fund shall have the authority to determine, to the extent permitted by applicable law or regulation and/or U.S. Securities and Exchange Commission guidance, whether any or all of the fees and expenses described in paragraph 2 above should be allocated to a particular class of Shares. The Treasurer, any Deputy or Assistant Treasurer or another appropriate officer of the Fund shall periodically or as frequently as requested by the independent Trustees report to the Board of Trustees regarding any such allocations.

4.

Transfer agency costs vary among classes. Shares of each Class pay an annual fee set forth in the transfer agency agreement in effect from time to time and an allocable share of reimbursable out-of-pocket expenses, with the allocation among the classes based on the number of open accounts. Shares of each Class pay sub-transfer agency fees as set forth in the transfer agency agreement in effect from time to time.

5.

In certain cases, a Fund service provider may waive or reimburse all or a portion of the expenses of a specific class of Shares of the Fund. The applicable service provider shall report to the Board of Trustees regarding any such waivers or reimbursements, including why they are consistent with the fair and equitable treatment of shareholders of all classes.

III.	Class Arrangements.

The following summarizes the maximum initial sales charges, contingent deferred sales charges, maximum distribution fees, maximum shareholder servicing fees, maximum plan administration and/or shareholder administration fees, if any, conversion features and other shareholder service fees, if any, applicable or allocated to each class of Shares of the Fund. Additional details regarding such fees and services are set forth in the Fund’s current prospectus and statement of additional information.

Class A Shares:

A.	Maximum Initial Sales Charge: 3.0%

B.	Contingent Deferred Sales Charge: None

C.

Maximum Distribution/Shareholder Servicing Fees: Pursuant to a Distribution/Shareholder Servicing Plan, Class A Shares of the Fund may pay a combined distribution and shareholder servicing fee of up to 0.50% of the average daily net assets of such Shares.

D.

Conversion Features: Class A Shares of the Fund shall have such conversion features, if any, as are determined by or ratified by the Board of Trustees of the Fund and described in the then-current prospectus for such Shares of such Fund.

E.

Other Shareholder Services: Class A Shares of the Fund shall have such arrangements for shareholder services as are determined by or ratified by the Board of Trustees of the Fund and described in the then-current prospectus for such Shares of such Fund.

Institutional Class (Class Inst) Shares:

A.	Initial Sales Charge: None

B.	Contingent Deferred Sales Charge: None

C.	Distribution/Shareholder Servicing Fees: None

D.

Conversion Features: Class Inst Shares of the Fund shall have such conversion features, if any, as are determined by or ratified by the Board of Trustees of the Fund and described in the then-current prospectus for such Shares of such Fund.

E.

Other Shareholder Services: Class Inst Shares of the Fund shall have such arrangements for shareholder services as are determined by or ratified by the Board of Trustees of the Fund and described in the then-current prospectus for such Shares of such Fund.

IV.	Board Review.

The Board of Trustees of the Fund shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or Fund expenses), is in the best interests of each class of Shares of the Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Board of Trustees of the Fund shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Adopted:    March 27, 2025

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